EXHIBIT g(ii)



                             SUB-ADVISORY AGREEMENT

     AGREEMENT made as of this 7th day of October, 1996, by and between PanAgora Asset Management, Inc. (the "Sub-Adviser"), and F. L. Putnam Investment Management Company, (the "Manager").

                              W I T N E S S E T H :

     WHEREAS, the Principled Equity Market Fund, a Massachusetts business trust (the "Fund"), is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, each of the Manager and the Sub-Adviser is engaged in the business of rendering investment advisory services and is registered under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Fund desires to retain the Manager to furnish management services and the Manager desires to retain the Sub-Advisor to furnish certain of such services, with the approval of the Fund;

     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:


(a) Services Rendered and Expenses Paid by the Sub-Adviser.


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         The Sub-Adviser,  subject to the control,  direction and supervision of the Board of Trustees of the Fund and in conformity with applicable laws, this Agreement, the Fund's Declaration of Trust, By-Laws, registration statements and amendments thereto, prospectuses and statements of additional information as in effect from time to time, and stated investment objectives, policies and restrictions, shall, at its own expense:

                  (i) with full discretion manage the investment and reinvestment of securities which have been selected by the Manager and designated by the Manager as Acceptable securities as described in the Fund's current prospectus from time to time; and

                  (ii) with full discretion place all orders for the purchase and sale of such investments and, as requested by the Manager from time to time, other investments for the Fund's account with brokers or dealers selected by the Sub-Adviser or the Manager.

                  (b) In performing the services described in sub-paragraph (ii) above, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available. The Sub-Adviser may, to the extent authorized by law, cause the Fund to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Manager or their affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission



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         another  broker  or  dealer  would  have  charged  for  effecting  that transaction. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale, or retention of any investment on the recommendation of the Sub-Adviser; provided, however, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to the Fund or the Manager by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

                  (c) Role of the Sub-Adviser.

                  (i) The Sub-Adviser, and any person controlling, controlled by or under common control with the Sub-Adviser, shall be free to render similar services to others and to engage in other activities, so long as the services rendered to the Fund are not impaired.

                  (ii) Except as otherwise required by the Investment Company Act of 1940, as amended, any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlling, controlled by or under common control with, the



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         Sub-Adviser,   and  the  Sub-Adviser,   and  any  person   controlling,
         controlled by or under common control with the Sub-Adviser, may have an interest in the Fund.

                  (iii) Except as otherwise agreed, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, the Sub-Adviser shall not be subject to liability to the Fund or the Manager for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

                  (d)      Compensation of the Sub-Adviser.

                    (i) As full compensation for the services rendered, facilities furnished and expenses paid by the Sub-Adviser under this Agreement, the Manager agrees to pay to the Sub-Adviser a fee at the annual rate of .15% of the Fund's average monthly net assets. Such fee shall be accrued and paid at such intervals, not less frequently than monthly, as soon as practicable after the end of each month or shorter period. For purposes of calculating such fee, the Fund's average monthly net assets shall be determined in the manner provided in the Fund's prospectus and statement of additional information.



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                  (ii) If the Sub-Adviser shall serve for less than the whole of any period, the foregoing compensation shall be prorated.

                  (e) Term and Termination.

                  (i) This Agreement shall become effective on the date hereof, shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved at least annually by the Manager and (i) by either the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and in either event and
         (ii) by vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  (ii) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund or by the Manager, or the Sub-Adviser on not more than sixty (60) days, nor less than thirty (30) days, written notice to the other party, or upon such shorter notice as may be mutually agreed upon.



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                  (iii) This  Agreement  shall  automatically  terminate  in the event of its assignment.

                  (f) Miscellaneous. For the purposes of this Agreement, the terms "affiliated person," "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Manager or the Fund by the Securities and Exchange Commission, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (g) Limitation of Liability of the Trustees and Shareholders.

                  A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund but are binding only upon the assets and property of the Fund.



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                  IN  WITNESS  WHEREOF  the  parties  hereto  have  caused  this
         Agreement to be duly executed as of the date first written above.

                                       F. L. PUTNAM INVESTMENT MANAGEMENT
                                         COMPANY


                                       By: /s/Susanne Stauffer
                                           Susanne Stauffer, Authorized Officer



PANAGORA ASSET MANAGEMENT, INC.



By: /s/ Kathleen DeVivo_
    Kathleen DeVivo, Compliance Officer




Accepted and approved as of the date first above-written:


THE PRINCIPLED EQUITY MARKET FUND


By: /s/David W.C. Putnam
    David W.C. Putnam, President